Exhibit 4.1

SUBSCRIPTION AGREEMENT

____________, 202__

Vado Corp.

13468 Beach Ave.

Marina Del Rey, CA 90292

Attention: Jason Wulfsohn

Dear Mr. Wulfsohn:

By signing this Agreement, the undersigned investor (the “Investor”) agrees to purchase shares of common stock of Vado Corp. (the “Company”) in the offering pursuant to the Offering Circular dated _________, 20__ (the “Offering Circular”) on the terms and conditions contained herein.

1.         Subscription. Investor hereby subscribes for and agrees to purchase the number of shares of the Company’s common stock (the “Shares”) at a price of $0.40 per share plus for a total purchase price as set forth on Investor’s signature page hereto (the “Subscription Amount”). Investor acknowledges and understands that the offering being made pursuant to the Offering Circular includes a “bonus structure” wherein subscribers who invest within enumerated thresholds will be entitled to receive additional shares of common stock for no additional consideration (“Bonus Shares”), with the number of Bonus Shares determined by multiplying the number of shares purchased by the subscriber in the offering by a percentage as follows:

●	Subscriptions below $10,000 will not receive any Bonus Shares;
●	Subscriptions of $10,000 - $49,999.99 will receive 10% more shares of common stock for their subscription;
●	Subscriptions of $50,000 - $99,999.99 will receive 15% more shares of common stock for their subscription;
●	Subscriptions of $100,000 - $249,999.99 will receive 20% more shares of common stock for their subscription;
●	Subscriptions of $250,000 - $499,999 will receive 25% more shares of common stock for their subscription;
●	Subscriptions of $500,000 - $999,999 will receive 35% more shares of common stock for their subscription; and
●	Subscriptions of $1,000,000 or more will receive 40% more shares of common stock for their subscription (the “Maximum Tier”).

If a subscriber invests in the offering more than once, the number of Bonus Shares, if any, to which such subscriber is entitled will be determined on a cumulative basis based on the subscriber’s combined investments, which may result in the subscriber moving to a higher tier compared to the earlier investment and becoming entitled to a larger number of Bonus Shares.

Without limiting anything in this Agreement or the Offering Circular, Investor acknowledges and understands that, to the extent Investor does not purchase Shares in the offering at the Maximum Tier, Investor’s investment in the Shares will be diluted, and the Shares will be purchased by Investor at an effectively higher per share price, relative to other subscribers in the offering who are entitled to receive Bonus Shares.

2.         Investor Eligibility Certifications. Investor understands that to purchase the Shares, Investor must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Act”), or Investor’s investment in the Shares must be limited to a maximum of: (i) if Investor is a natural person, 10% of Investor’s net worth or annual income, whichever is greater; or (ii) if Investor is not a natural person, 10% of Investor’s revenues or net assets, whichever is greater, for Investor’s most recently completed fiscal year (as applicable, the “Investment Limitation”). Investor understands that if Investor is a natural person Investor must determine my net worth for purposes of these representations by calculating the difference between Investor’s total assets and total liabilities. Investor understands that this calculation must exclude the value of Investor’s primary residence and any indebtedness secured by Investor’s primary residence (up to an amount equal to the value of Investor’s primary residence). Investor hereby further represents and warrants that Investor meets one of the following qualifications to purchase Shares:

                  (a).         The aggregate purchase price for the Shares Investor is purchasing in the offering does not exceed the Investment Limitation applicable to Investor; or

                  (b).         Investor an accredited investor.

Investor acknowledges that Investor’s investment in the Shares, and the calculation of Investor’s status as an accredited investor and/or the Investment Limitation is unique to Investor, and represents and warrants that Investor has had an opportunity to review such investment and calculation(s) with appropriate accounting, financial and legal professionals before executing this Agreement and paying the Subscription Amount.

3.         Subscription Payment. As payment for this subscription, simultaneously with the execution hereof, Investor shall deliver herewith to the Company a check made payable to the order of the Company in an amount equal to the Subscription Amount or transfer the payment of the Subscription Amount to an account designated by the Company.

4.         Offering Circular. Investor understands that the Shares are being offered pursuant to the Offering Circular as filed with the Securities and Exchange Commission. By subscribing to the Offering, the Investor acknowledges that Investor has received and reviewed a copy of the Offering Circular and any other information required by Investor to make an investment decision with respect to the Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Agreement is executed.

Sincerely yours,

INVESTOR:

By:

Name:

Title (if applicable):

Number of Shares Subscribed For:

Bonus Shares (if any):

Total Purchase Price:	$

Name of Investor:

Address of Investor:

Investor E-mail Address:

Investor’s SS# or Tax ID#:

ACCEPTED BY:

VADO CORP.

Jason Wulfsohn, CEO

Date of Acceptance:                               , 20

[Signature Page to Subscription Agreement]

3